P O Box 3395

West Palm Beach,

FL  33402-3395

IMMEDIATE RELEASE

George M. Bachman

CFO and Treasurer

561.838.1731

August 13, 2003

2nd Quarter 2003 Results for Florida Public Utilities

Florida Public Utilities (AMEX: FPU) reported 2nd quarter 2003 net income of $421,000, or $ .11 per share, compared with the prior year’s second quarter net income of $694,000, or $.17 per share. Most of the decrease was a result of the sale of the water division in the first quarter of 2003.  The water division contributed $205,000 to net income in the 2002-second quarter.  The loss of water division income in the second quarter of 2003, along with additional expenses relating to the sale, reduced income by $266,000.  Excluding discontinued water operations, the earnings per share increased by $0.01 between the quarters.

Revenues increased $3,702,000 in the 2nd quarter 2003 compared to the prior year despite the loss of revenue from the water division. The major cause of the increase was higher fuel costs in 2003, which are recovered through revenue.  Also, natural gas revenues increased by $580,000 due to lowering the estimated amount of over-earnings that was previously anticipated from receipt of a one time $1,500,000 contract termination fee in the first quarter. Expenses were higher than anticipated in the second quarter of 2003, which caused the lower over-earnings estimate.  Offsetting the natural gas revenue increase was a reduction of $106,000 in revenue during the quarter resulting from the terminated contract.  Propane revenues increased over $200,000 due to the acquisition of Nature Coast in late 2002 and the new assessment of late fees and regulatory compliance fees.  Total unit sales and usage per customer decreased in the electric divisions due to milder temperatures.

Operating and administrative costs increased primarily from higher health care, liability and property insurance and the impact of the stock markets decline on our pension plan investments, resulting in significantly increased pension expense.  We experienced increases in accounting fees from recent requirements affecting public companies. Operating expenses for gas underground line detection costs also increased over $75,000 due to road construction and installations in communities under development.

The company is preparing to request rate relief in our electric operations to recover the increased electric operating expenses and, if approved, is anticipating rate relief in the second quarter of 2004.

Florida Public Utilities
(dollars in thousands except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Total Revenues	$ 24,409	$ 20,707	$ 55,558	$ 44,424

Net Income from Continuing Operations	$ 482	$ 489	$ 2,295	$ 1,955

Income from Discontinued Operations - water division	$ (61)	$ 205	$ 9,821	$ 313

Net Income	$ 421	$ 694	$ 12,116	$ 2,268

Earnings for Common Stock	$ 414	$ 687	$ 12,102	$ 2,254

Earnings Per Common Share – basic & diluted:
Continuing Operations - excluding gain on sale of property	$ .13	$ .12	$ .59	$ .49
Gain on sale of property	-	-	-	.01
Discontinued Operations-water division	(.02)	.05	2.52	.08
Total	$ .11	$ .17	$ 3.11	$ .58

Average Shares Outstanding	3,899,488	3,864,592	3,897,233	3,862,250

Average Customers - excluding water division	86,000	83,000	86,000	83,000

Prior year figures have been restated for discontinued operations.